Exhibit 4.2
                                                                     -----------

                                                                  CONFORMED COPY

                            LOAN REPAYMENT AGREEMENT

                  This LOAN REPAYMENT AGREEMENT (this "Agreement"), dated as of October 20, 2001, is entered into by and between Antonio Perez, in his individual capacity and on behalf of any transferee of any of the Shares (as defined below) ("Borrower"), and Zenzus Holdings Limited, a Gibraltar corporation ("Zenzus").

                                   WITNESSETH:

                  WHEREAS, Gemplus Americas, Inc., a California corporation ("Gemplus"), and Borrower entered into the Second Amended and Restated Employment Agreement, dated as of July 11, 2001 (the "Employment Agreement"), pursuant to which, among other things, Gemplus agreed to make or procure certain loans to Borrower, subject to any applicable legal or financial constraints, in connection with (i) Borrower's exercise of options (the "Options") to purchase 20,495,786 shares (the "Option Shares") of common stock (the "Common Stock") of Gemplus International S.A., the indirect parent of Gemplus ("GISA"), and (ii) income taxes incurred by Borrower in respect of the 10,247,893 shares of Common Stock granted to Borrower (the "Additional Shares" and, together with the Option Shares, the "Shares");

                  WHEREAS, GISA and Borrower entered into a Stock Option Grant Agreement, dated as of July 13, 2000 (the "Option Agreement"), evidencing and confirming the grant of the Options to Borrower and providing, among other things, for the right of GISA to purchase the Option Shares under the circumstances and at the purchase price described therein;

                  WHEREAS, pursuant to the Option Agreement and the Employment Agreement, GISA's right to purchase the Option Shares lapses in installments based on Borrower's continued employment with Gemplus and, in the case of 50% of the Option Shares, achievement of certain performance objectives;

                  WHEREAS, as of the date hereof, GISA's right to purchase 8,326,413 Option Shares (the "Vested Shares") has lapsed in accordance with the terms of the Option Agreement and the Employment Agreement;

                  WHEREAS, GISA and Borrower entered into a Stock Award Agreement, dated as of July 13, 2000 (the "Award Agreement"), evidencing and confirming the grant of the Additional Shares to Borrower and providing, among other things, that Borrower is not permitted to sell or otherwise transfer the Additional Shares until July 13, 2002, subject to the exceptions specified therein;

                  WHEREAS, as permitted under the Stock Award Agreement, Borrower transferred a portion of the Additional Shares to a family trust or partnership controlled by Borrower (the "Permitted Transferee");

                  WHEREAS, Zenzus has extended four interest bearing loans (each, a "Loan" and, collectively, the "Loans") to Borrower in an aggregate principal amount of Euro 88,909,375.93 pursuant to promissory notes dated as of July 25, 2000 (the "July 2000 Note"), September 25, 2000 (the "September 2000 Note"), December 15, 2000 (the "December 2000 Note") and March 28, 2001 (the "March 2001 Note" and, together with the July 2000 Note, the September 2000 Note and the December 2000 Note, the "Notes"), all of which principal amount is currently outstanding (the "Aggregate Principal Amount," and the principal amount outstanding under each such Note as of the date hereof, as set forth on Schedule A hereto, the "Individual Principal Amount");

                  WHEREAS, in connection with each Loan, Borrower and Zenzus entered into a pledge and security agreement providing for the pledge by Borrower of a portion of the Shares as security for repayment of the related Loan (each, a "Security Agreement" and, collectively, the "Security Agreements");

                  WHEREAS, pursuant to the Employment Agreement, Gemplus has agreed to cause interest accruing on the Aggregate Principal Amount with respect to any period after June 30, 2001 to be forgiven or satisfied as of the due date thereof;

                  WHEREAS, pursuant to the Employment Agreement and the Notes, Borrower is required to repay the Aggregate Principal Amount as of the first date following the initial public offering of the shares of Common Stock as of which all applicable lock-up periods imposed on sales of Common Stock expire (subject to compliance with applicable securities laws), provided that Borrower is permitted to defer repayment of such Aggregate Principal Amount to the extent that Borrower cannot realize at such time sufficient funds to repay all of the Aggregate Principal Amount upon the sale of shares of Common Stock then owned by him, including the Shares;

                  WHEREAS, Zenzus has requested that Borrower sell and transfer to Zenzus all of the Additional Shares and the Vested Shares (collectively, the "Initial Shares"), at a per share price equal to the Value thereof (as defined below) as of the applicable Date of Determination (as defined below), and apply 100% of the proceeds of such sale and transfer (the "Initial Share Proceeds") to prepay (i) first, 100% of the Initial Interest (as defined below), (ii) next, 100% of the Individual Principal Amount under the December 2000 Note and the March 2001 Note and (iii) last, a pro rata portion of the Individual Principal Amount under the July 2000 Note and the September 2000 Note, and Borrower has agreed to effect such sale, transfer and prepayments;

                  WHEREAS, Zenzus and Borrower have also agreed that, with respect to the aggregate Individual Principal Amount remaining outstanding under the July 2000 Note and the September 2000 Note after prepayment of a pro rata portion thereof pursuant to this Agreement (such remaining aggregate principal amount, the "Remaining Principal Amount"), Borrower will repay 100% of such Remaining Principal Amount and Zenzus will accept the Remaining Option Shares in full payment thereof in accordance with this Agreement upon the Remaining Option Shares (as defined below) having an aggregate Value equal to such Remaining Principal Amount; and

                  WHEREAS, all applicable lock-up periods and other restrictions on transfer of the Initial Shares have or will have expired or been waived with respect to Borrower's transfer of such Initial Shares to Zenzus accordance with this Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and promises contained herein and for other good and valuable consideration, Borrower and Zenzus hereby agree as follows:

1.      Sale and Transfer of Additional Shares; Prepayment; First Closing.
Each of Zenzus and Borrower hereby covenants and agrees that, at the First Closing (as defined below), Borrower will sell, transfer and deliver to Zenzus and Zenzus will purchase all of the Initial Shares, at a price per Initial Share equal to the Value thereof as of the applicable Date of Determination, and will apply 100% of the Initial Share Proceeds to prepay (i) first, 100% of the Initial Interest, (ii) next, 100% of the Individual Principal Amount under the December 2000 Note and the March 2001 Note, (iii) third, a pro rata portion of the Individual Principal Amount under each of the July 2000 Note and the September 2000 Note used by Borrower to purchase the Vested Option Shares and
(iv) a pro rata portion of the Individual Principal Amount under each of the July 2000 Note and the September 2000 Note used by Borrower to purchase the Remaining Option Shares, resulting in full and complete satisfaction of Borrower's obligations (x) for Initial Interest, (y) under the December 2000 Note and the March 2001 Note and the related Security Agreements and (z) in respect of the applicable pro rata portion of the Individual Principal Balance under the July 2000 Note and the September 2000 Note. With respect to each of the July 2000 Note and the September 2000 Note, the pro rata portion of the Individual Principal Amount prepaid thereunder at such First Closing will equal the product of (i) the excess of (A) 100% of the Initial Share Proceeds over (B) the sum of the Initial Interest, the Individual Principal Amount under the December 2000 Loan and the Individual Principal Amount under the March 2001 Loan, multiplied by (ii) a fraction, the numerator of which equals the Individual Principal Amount of the applicable Note and the denominator of which equals the sum of the Individual Principal Amount under the July 2000 Note and the Individual Principal Amount under the September 2000 Note.

2.      Sale and Transfer of Remaining Option Shares; Repayment. Each of
Zenzus and Borrower hereby covenants and agrees that, on any date after the Lock-Up End Date (as defined below), when the Remaining Option Shares have an aggregate Value equal to or greater than the Remaining Principal Amount, either party may deliver written notice to the other requiring Borrower to sell and transfer to Zenzus, or Zenzus to purchase and accept from Borrower, as applicable, all of the Remaining Option Shares at the Second Closing in full satisfaction of the Remaining Principal Amount. For the avoidance of doubt, if such Value exceeds the Remaining Principal Amount, Zenzus shall retain such excess and Borrower shall not be entitled to any compensation in respect thereof.

3.      Effect on Notes and Security Agreements.

               (a) Sale of Initial Shares; December 2000 Note and March 2001 Note. At the First Closing, immediately upon the sale, transfer and delivery of the Initial Shares in accordance with Section 1, each of the December 2000 Note and March 2001 Note and the related Security Agreements shall automatically terminate in their entirety without any action required on the part of any party thereto and, thereupon, all of the respective rights and obligations of such parties thereunder shall terminate.

               (b) Sale of Initial Shares; July 2000 Note and September 2000 Note. Each of Borrower and Zenzus hereby acknowledges and agrees that, from and after the sale of the Initial Shares and prepayment as described in Section 1, all of the Remaining Option Shares shall continue to be pledged as security for the repayment of the remaining Individual Principal Amount under the July 2000 Note and the September 2000 Note. After the First Closing, each of the July 2000 Note and the September 2000 Note and the related Security Agreements will continue in full force and effect in accordance with their respective original terms, including, without limitation, such terms permitting Borrower to transfer to Zenzus Remaining Option Shares that, at the time of such transfer, are subject to GISA's right of purchase in satisfaction of the portion of the related Loan made to Borrower to purchase such Remaining Option Shares, provided that, promptly following the written request of Borrower delivered to Zenzus, Zenzus will prepare and deliver to Borrower amended Notes, executed by Zenzus, reflecting the principal amount then outstanding thereunder after giving effect to the prepayment contemplated by this Agreement and full payment and satisfaction of the Initial Interest thereunder.

               (c) Sale of Remaining Option Shares; July 2000 Note and the September 2000 Note. After the Second Closing , immediately upon the sale, transfer and delivery of the Remaining Option Shares in accordance with Section 2, each of the July 2000 Note and the September 2000 Note and the related Security Agreements shall automatically terminate in their entirety without any action required on the part of any party thereto and, thereupon, all of the respective rights and obligations of such parties thereunder shall terminate.

4.      Closings.

               (a) In General. The First Closing and the Second Closing will each take place at the principal offices of Zenzus, as soon as reasonably practicable following the satisfaction of the conditions precedent to such closing, provided that the First Closing will take place no later than December 31, 2001 and the Second Closing will take place no later than three business days following satisfaction of such conditions. At the applicable Closing, Borrower will sell the applicable Shares to Zenzus and will transfer and deliver to Zenzus all documents necessary or appropriate to transfer full and complete ownership of such Shares to Zenzus, free and clear of any and all liens or other encumbrances thereon (other than those created by the Security Agreements, the Employment Agreement and the Option Agreement), and, at such Closing, Zenzus will purchase such Shares and will accept all such document(s). Borrower hereby irrevocably instructs and authorizes any officer of GISA (with full power of sub-delegation) to proceed to the inscription on the share register of GISA of the transfer of the applicable Shares, Zenzus being thereafter at liberty to dispose of such Shares, and to the registration in such share register of any modifications in the security arrangements to any of the Shares resulting from the transactions contemplated by this Agreement.

               (b) Conditions. Each closing shall be subject to the accuracy of the representations of Borrower set out in Section 7 on and as of the date thereof and due execution and delivery by Borrower of all document(s) necessary or appropriate to transfer full and complete ownership of such Shares to Zenzus, duly endorsed, free and clear of any and all liens or other encumbrances thereon (other than those created by the Security Agreements, the Employment Agreement and the Option Agreement).

               (c) Additional Conditions Applicable to the First Closing. The First Closing shall further be subject to (i) resolution of the GISA Board stating that it has no objection to the sale and transfer of the Shares and prepayment of the Notes in accordance with this Agreement and authorizing the amendment or waiver of any Agreement to which it is party to the extent necessary to permit such sale, transfer and prepayment, (ii) receipt by GISA of an opinion of PriceWaterhouseCoopers as to the fairness of such transactions to Zenzus and to the shareholders of GISA, which opinion is reasonably acceptable to GISA, and (iii) receipt by Zenzus of legal opinions concerning such transactions that are reasonably acceptable to Zenzus.

5. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of California, without regard to the principles of conflicts of laws.

6. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof or as provided by the postal services, whichever is the latest, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)      If to Zenzus, to it at:

                           Zenzus Holdings Limited
                           10/8 International Commercial Center
                           Casemates Square
                           Gibraltar
                           Attention:  Corporate Secretary

                  (B) if to Borrower, to him at his residential address as currently on file with Gemplus.

Copies of any notices or other communications given under this Agreement shall also be given to:

                           Brobeck Phleger & Harrison LLP
                           Spear Street Tower
                           One Market
                           San Francisco, California  94105
                           Attention:  Barry W. Homer, Esq.

                           and

                           GEMPLUS AMERICAS INC.
                           3 Lagoon Drive, Suite 300
                           Redwood City, California  94065
                           Attention:  General Counsel

7.      Representations and Warranties; Additional Covenants.

               (a) Representations and Warranties. Borrower hereby represents and warrants as of the date hereof and each Closing date that (i) he is entering and has entered into this Agreement voluntarily, (ii) he has had the opportunity to obtain the advice of counsel of his own choosing in entering into this Agreement and transactions contemplated hereby, (iii) he is fully aware of the contents of this Agreement and its legal effect and is entering and has entered into this Agreement without threat, coercion, fraud or duress of any kind, (iv) he is not relying on any representation, statement or warranty of any party regarding this Agreement or the transactions contemplated hereby, (v) he has full power and authority to enter into this Agreement and to perform his covenants and obligations hereunder, on his own behalf and on behalf of any transferee of any of the Shares, and (vi) compliance with the terms and conditions of this Agreement by him or them will not conflict with or result in the breach by him or them of any agreement to which he or they are a party or by which he or they may be bound.

               (b) Covenants. Borrower hereby covenants and agrees that, in the case of any Shares that are held by the Permitted Transferee, Borrower will cause the Permitted Transferee to sell, transfer and deliver such Shares at the time and in the manner that Borrower is required by this Agreement to sell, transfer and deliver such Shares.

8. Assignment. This Agreement shall be assignable in full or in part by Zenzus to any affiliate of Zenzus without the consent of Borrower. No obligation or rights of Borrower hereunder can be assigned or transferred without the prior written consent of Zenzus.

9. No Waiver; Cumulative Remedies. No failure on the part of Zenzus or Borrower to exercise, and no delay in exercising, any of its or his rights, remedies or powers hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Zenzus or Borrower of any such right, remedy or power hereunder preclude any other or future exercises of any other right, remedy or power. Each and every right, remedy and power hereby granted to Zenzus or Borrower or allowed it or him by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Zenzus or Borrower, as the case may be, from time to time.

10. Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid, illegal or unenforceable, such term or such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions hereof or thereof or the application of such term or provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

11. Headings. The section headings in this Agreement are for convenience only and are not intended to effect the construction of the provisions of this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13. Entire Agreement. This Agreement, together with the Employment Agreement, the Security Agreements and the Notes, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof provided that the terms of this Agreement shall supersede any terms of the Employment Agreement, the Security Agreements and/or the Notes that are inconsistent with the terms of this Agreement. All prior correspondence and proposals and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

14. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings when capitalized:

                        (a) "Value" means (x) in the case of the sale and
                  transfer of the Initial Shares, Euro 2.79 (constituting the lesser of (i) the closing price for a share of Common Stock on Euronext Paris on the Date of Determination and (ii) the average of the closing prices for a share of Common Stock on Euronext Paris on the five trading days up to and including on the Date of Determination) and (y) in the case of the sale and transfer of the Remaining Option Shares, the lesser of (i) the closing price for a share of Common Stock on Euronext Paris on the Date of Determination and (ii) the average of the closing prices for a share of Common Stock on Euronext Paris on the five trading days up to and including the Date of Determination.

                        (b) "Date of Determination" means, in the case of the
                  sale and transfer of the Initial Shares, October 19, 2001, and, in the case of the sale and transfer of the Remaining Option Shares, the date of the written notice of Zenzus or Borrower in accordance with Section 2.

                        (c) "Initial Interest" means Euro 4,559,000, which
                  constitutes the sum of the interest accrued in respect of each Loan for the period from the date of origination of such Loan through and including June 30, 2001.

                        (d) "First Closing" means the closing of the sale and
                  transfer of the Initial Shares to Zenzus and the application of the Initial Share Proceeds to the prepayment of Initial Interest and a portion of the Aggregate Principal Balance in accordance with this Agreement.

                        (e) "Second Closing" means the closing of the sale and
                  transfer of the Remaining Option Shares to Zenzus and the application of the proceeds thereof to the repayment of the Remaining Principal Balance in accordance with this Agreement.

                        (f) "Remaining Option Shares" means the 12,169,373
                  Option Shares which, as of the date hereof, are subject to GISA's right of purchase in accordance with the Option Agreement and the Employment Agreement.

                        (g) "Closing" means the First Closing or the Second
                  Closing, as the context requires.

                        (h) "Lock-Up End Date" means the earlier of (i) December
                  8, 2001 and (ii) the date the French COB authorizes, or waives any objection to, the sale of the Remaining Option Shares.

                  IN WITNESS WHEREOF, Zenzus has duly executed this Agreement by its authorized representative, and Borrower has hereunto set his hand, in each case effective as of the date first above written.

                                 ZENZUS HOLDINGS LIMITED

                                 By: /s/ Stephen Juge
                                     ----------------------------------------
                                     Name:  Stephen Juge
                                     Title: Attorney in fact duly authorized

                                 ANTONIO M. PEREZ

                                 /s/ Antonio M. Perez
                                 --------------------------------------------

                                                                      SCHEDULE A

Promissory Note dated as of July 25, 2000: Individual Principal Amount equal to Eur 69,177,096.46

Promissory Note dated as of September 25, 2000: Individual Principal Amount equal to Eur 2,681,129.36

Promissory Note dated as of December 15, 2000: Individual Principal Amount equal to Eur 3,417,197.46

Promissory Note dated as of March 28, 2001: Individual Principal Amount equal to Eur 13,633,952.47

                                December 19, 2001

Abel G. Halphern
Vice Chairman
Gemplus International SA

William S. Price
Chairman, Audit Committee
Gemplus International

Gemplus International SA
Aerogolf Center
1 Hobenhof
L-2633 Senningberg
Luxembourg
Attention: General Counsel

GEMPLUS AMERICAS Inc.
3 Lagoon Drive, Suite 300
Redwood City, California 94065
Attention: General Counsel

and

Zensus Holdings Limited
10/8 International Commercial Center
Casemates Square
Gibraltar
Attention: Corporate Secretary

Gentlemen,

Pursuant to our discussions, I hereby resign all of my positions with Gemplus International SA ("GISA") and all of its subsidiaries and affiliates effective December 19, 2001, subject to the following understanding and agreements:

(i) GEMPLUS AMERICAS Inc. ("Gemplus) and GISA agree that my resignation with less than 30 days notice is not a violation of my Second Amended and Restated Employment Agreement, dated as of July 11, 2001 ("Employment Agreement") and will be deemed to have occurred for "Good Reason, entitling me the termination benefits set forth under Section 7(f)(i)(A), (B) and (C) of my Employment Agreement.

(ii) Gemplus, GISA, Zenzus Holdings Limited ("Zenzus") and I agree that there shall occur no acceleration of vesting in stock options or stock option shares that might otherwise occur by reason of a resignation for "Good Reason."

(iii) Zenzus, GISA and Gemplus agree that, pursuant to Section 4(b)(iii) of my Employment Agreement and the terms of my July 2000 Note and September 2000 Note in favor of Zenzus, any remaining indebtedness thereunder, after giving effect to the First Closing under the Repayment Agreement entered into October 20, 2001 between myself and Zenzus (the "Repayment Agreement"), including the Remaining Balance of the July 2000 Note and September 2000 Note (as defined in the Repayment Agreement), shall be deemed satisfied in full by my transfer of my Remaining Option Shares (as defined in the Repayment Agreement) to Zenzus, and I shall be entitled to an appropriate tax gross-up payment. I agree to transfer such shares to Zenzus on the date of my resignation or as soon as practicable thereafter.

(iv) Gemplus, GISA, Zenzus and I will deliver appropriate mutual releases of all claims.

I agree to work with the Board to make an orderly and successful transition to new leadership. I have worked hard to make Gemplus as successful as possible. I would not want to see it fail or falter.

Sincerely.

/s/ Antonio M. Perez

Antonio M. Perez